Exhibit 10.4

Quicksilver Resources Inc.
Exempt Employee Discretionary Bonus Plan
Section 1    Purpose. This Exempt Employee Discretionary Bonus Plan (the “Plan”) provides for awards of discretionary bonuses to eligible exempt employees of Quicksilver Resources Inc. (the “Company”) and its subsidiaries (each an “Exempt Employee” and collectively, the “Exempt Employees”). As used herein, the term “Executive Officers” shall mean only those officers of the Company designated as such by the Board of Directors of the Company.
Section 2    Nature. From time to time, the Company may award discretionary bonuses to Exempt Employees. The amount and nature of any bonus pool available for awards under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole and absolute discretion and may be composed of, without limitation, cash, equity or any combination thereof.
Section 3    Individual Bonus Determination. With regard to Executive Officers, the Compensation Committee has the sole authority and total discretion to determine (a) whether any particular individual is awarded a bonus, (b) the amount of any individual bonus award, (c) the composition of any bonus, (d) the terms of any bonus award, including future vesting and (e) the timing of any bonus payment. With regard to Exempt Employees other than Executive Officers, the Compensation Committee or the Chief Executive Officer of the Company (the “Chief Executive Officer”) has the full authority and total discretion to determine (i) whether any particular individual is awarded a bonus, (ii) the amount of any individual bonus award, (iii) the composition of any bonus, (iv) the terms of any bonus award, including future vesting and (v) the timing of any bonus payment.
No bonus awarded under the Plan will be deemed to establish a pattern for future bonus awards. For the avoidance of doubt, there is no guarantee of any bonus award, and employees covered under the Plan should have no expectation that any bonus award will be made. No portion of any bonus awarded under the Plan will be regarded as fixed compensation for the purposes of determining the recipient’s right to any other compensation or benefits under any plan or statutory or other legal benefit entitlement.
Section 4    Eligibility. Subject to the provisions set forth herein for death and disability, only regular full-time Exempt Employees who are on the payroll of the Company or its subsidiaries on the date bonuses are paid hereunder are eligible to receive a bonus under the Plan (each such person, together with each Exempt Employee who was employed during the period with respect to which the applicable bonus relates but died or became disabled prior to the bonus payment date, an “Eligible Employee” and collectively, the “Eligible Employees”). Eligibility will be determined in the sole discretion of, the Compensation Committee, with respect to Executive Officers, or the Compensation Committee or the Chief Executive Officer, with respect to other Eligible Employees. No one has any right or entitlement to participate in, or be awarded a bonus under, the Plan.

If an Eligible Employee dies or becomes disabled and unable to work prior to the bonus payment date, and if the Compensation Committee, with respect to Executive Officers, or the Compensation Committee or the Chief Executive Officer, with respect to other Eligible Employees, determines that he or she should be paid a bonus under the Plan, any bonus awarded to such Eligible Employee will be paid to such Eligible Employee or the Eligible Employee’s beneficiary at the same time as bonuses awarded under the Plan are paid to other Eligible Employees. An Eligible Employee’s beneficiary under the Plan will be the beneficiary designated under the Company’s group life insurance plan. If no such beneficiary has been designated, the bonus will be paid to the Eligible Employee’s estate.
Unless the Compensation Committee otherwise determines in any specific case, an Eligible Employee will be considered disabled for purpose of the Plan only upon a determination by the applicable insurance provider that such Eligible Employee is disabled for purposes of one of the long-term disability insurance policies maintained by the Company.
Any bonus awarded under the Plan will be pro-rated, including in the case of death or disability, to reflect an Eligible Employee’s actual period of employment with the Company or any subsidiaries relative to the period to which such bonus relates or, in the case of a non-exempt employee becoming an Exempt Employee, the actual period of employment in his or her new classification as an Exempt Employee.
Section 5    Payment of Bonus. Any bonus awarded under the Plan is subject in all respects to the terms and conditions of the Plan and any applicable award documentation. The Company may deduct from any bonus awarded under the Plan such amounts as may be required to be withheld under any federal, state or local tax laws or by authorization of the Eligible Employee. It is the Company’s intention that any bonus awarded under the Plan will not constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the terms of the Plan will be construed and administered in a manner consistent with such intention.
Section 6    No Contract. The Plan is not and will not be construed as an employment contract or as a promise or contract to pay, a grant of an award of, or a right in, any bonus to any Exempt Employee or beneficiaries thereof. Neither the Plan nor the eligibility to participate in the Plan confers upon any Exempt Employee any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such person’s employment or other service at any time. No person will accrue any right to a bonus under the Plan unless and until the Compensation Committee, with respect to Executive Officers, or the Compensation Committee or the Chief Executive Officer, with respect to all other Eligible Employees, determines that an award has been earned and such award has been paid to such person. The Plan has been approved by the Compensation Committee and the Chief Executive Officer and may be amended from time to time by the Compensation Committee with or without notice. No Exempt Employee or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an award under the Plan.

Section 7    Administration of the Plan. The Compensation Committee, with respect to Executive Officers, or each of the Compensation Committee and the Chief Executive Officer, with respect to all other Eligible Employees, has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including, without limitation, the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an award of a bonus. The interpretation and construction by the Compensation Committee or the Chief Executive Officer of any such provision and any determination by the Compensation Committee or the Chief Executive Officer pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. Neither the Chief Executive Officer nor any member of the Compensation Committee will be personally liable for any such action or determination.
Section 8    Governing Law. The Plan, all awards and all actions taken under the Plan will be governed in all respects in accordance with the laws of the State of Texas, but without giving effect to the principles of conflicts of laws of such State; provided, however, that to the extent an award is made and is composed whether in whole or in part of an award of equity, it will be governed in all respects in accordance with the laws of the State of Delaware. Venue for any action relating to the Plan shall lie exclusively in a court of competent jurisdiction located in Fort Worth, Tarrant County, Texas.
Section 9    Limitation on Payment of Benefits. Notwithstanding any provision of the Company’s Seventh Amended and Restated 2006 Equity Plan or such other equity-based plan as may be adopted by the Company, to the contrary, if an Eligible Employee participates in the Company’s Amended and Restated Executive Change in Control Retention Incentive Plan, as amended from time to time (the “Executive Retention Plan” and each participant therein a “Participant”) and any amount to be paid or provided under the Plan to such Participant would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code, then the payments to be paid or provided under the Plan will be treated in accordance with such Executive Retention Plan. If any Eligible Employee does not participate in the Executive Retention Plan and any amount to be paid or provided under the Plan to such Participant would be an Excess Parachute Payment but for the application of this sentence, then the payments to be paid or provided under the Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by an eligible Participant or the Company, the determination of whether any reduction in such payments to be provided under the Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the change in control.